SEARS, ROEBUCK AND CO.
                              3333 BEVERLY ROAD
                          HOFFMAN ESTATES, IL  60179


     [Letterhead of John Sloan, Senior Vice President, Human Resources]

                              February 19, 1999



Mr. Julian Day
P.O. Box 116
LaJolla, CA  92038

Dear Julian,

As discussed, this letter will confirm our offer of employment to join Sears, Roebuck and Co. as Executive Vice President, Chief Financial Officer reporting to Arthur C. Martinez, Chairman and CEO, Sears, Roebuck and Co.

Your compensation will consist of the following:

       - Annual base salary of $500,000.

       - Participation in the Sears Annual Incentive Plan. your annual incentive opportunity will equate to a bonus target of 85% of base salary, amounting to $425,000 on an annualized basis. The annual incentive performance objective for your position will be based 100% on our achievement of Sears earnings per share, as well as your performance on the individual priorities. Currently, the Company performance portion of the plan pays for performance as follows:

         - Threshold (90% of prior year Earnings Per Share) pays 25% of target
         - Target (110% of prior year Earnings Per Share) pays 100% of target

         - Maximum (130% of prior year Earnings Per share) pays 230% of target

       - Performance goals for Sears are based on improvement over prior year results. We will guarantee a minimum bonus award for 1999 of $331,849 and also guarantee an additional three months in 2000 at target bonus for a total of twelve consecutive months.

       - 132,407 non-qualified stock option shares which will vest in three equal annual installments from the date of grant and will include a reload feature and tax withholding rights.

       - 25,000 shares of restricted stock which will vest from the date of grant as follows:
                          9,000 shares in three years;
                          8,000 shares in four years; and
                          8,000 shares in five years.
                         25,000 shares
                         These shares will also include tax withholding rights.

       - Participation in the Sears Long-Term Incentive Plan with an incentive target of 125% of base pay. For the 1999-2001 cycle, 87.5% of your long-term incentive target will be conveyed in Sears stock options issued annually and 37.5% through the Performance Plan, which is paid in cash. The Performance Plan awards will be determined based on achievements of our Total Performance Indicator objectives. The Performance Plan Award can range between 50%-150% of the target award. Plan participants receive this cash award in March, 2002.

       - Relocation assistance in accordance with Sears Relocation Policy.

       - Pension will commence at employment date.

       - Nothing contained in this letter shall limit the right of you or Sears to terminate your employment with or without cause at any time. However, in the event that Seas should involuntarily terminate you other than for cause during your first three years of Award can range between 50%-150% of the target award. Plan participants receive this employment, you will receive two years base salary plus two years target annual incentive and continuation of equity vesting and benefits. This will constitute the entire damages you may claim against Sears on account of such termination of employment. In exchange for this severance protection, you will be required to sign our standard Non- Compete/Change-in-Control Agreement.

The above is contingent upon your satisfactorily passing a pre-employment drug test, satisfactory reference verification and approval by the Sears Compensation Committee of the Board.

Julian, we have great confidence in your ability to significantly contribute to the future success of Sears. I look forward to working with you to build that success.

Sincerely,

/S/ John T. Sloan


Accepted: /S/Julian C. Day   Date:  2/19/1999